Exhibit 99.1

LinkedIn Acquires Pulse

Pulse's talent, technology, and products

to help LinkedIn accelerate its content and mobile initiatives

Mountain View, Calif. - April 11, 2013 - LinkedIn (NYSE:LNKD), the world's largest professional network on the Internet with more than 200 million members worldwide, today announced it agreed to acquire Pulse (owned by Alphonso Labs, Inc.), a leading news reader and mobile content distribution platform.

Pulse was founded in 2010 by Akshay Kothari and Ankit Gupta while they were students at Stanford University. It quickly grew to become one of the most widely used platforms for content consumption on the Internet. Pulse currently has more than 30 million users who have activated its iOS and Android-based news reader apps in more than 190 countries. Pulse is available in nine languages, and approximately 40% of users are outside the United States. More than 750 of the world's leading publishers distribute their content through Pulse.

"We are thrilled to be able to add Pulse's considerable talent, technology, and products to our growing ecosystem of content offerings, and we believe that they will help us accelerate our ability to deliver to our members the insights they need to be better at what they do, on any device," said Deep Nishar, SVP of Products and User Experience. "To continue to deliver that value to our members, our vision for content is that LinkedIn will be the definitive professional publishing platform, and Pulse is a perfect complement to this vision."

"News-the people, the places, the stories-is part of our daily conversation. Over the past three years, Pulse has established itself as a key part of that conversation; it has grown from a small project, to a platform for millions of readers to access their favorite content," said Kothari. Gupta added, "Now that our team is part of LinkedIn, we'll work together to expand the possibilities for content discovery, helping readers engage in conversations with colleagues, mentors, industry leaders, and beyond."

Following closing, members of the Pulse team, including those from Engineering, Product and Design, will join LinkedIn at the company's Mountain View, Calif., headquarters. The existing Pulse apps will continue to be supported as the integrated Pulse and LinkedIn teams work to build future generations of professional content consumption products.

The transaction is valued at approximately $90 million, subject to adjustment, in a combination of approximately 90 percent stock and approximately 10 percent cash, and the stock being issued in the transaction will be done so in a private placement. Subject to the completion of customary conditions, the acquisition is expected to close during the second quarter of 2013.

Nishar blogged about the acquisition at http://blog.linkedin.com/2013/04/11/welcome-pulse-to-linkedin-family, and a SlideShare presentation outlining the deal can be found on LinkedIn's SlideShare page at: https://www.slideshare.net/linkedin/welcome-pulse-to-linked-in-family and on the investor relations section of the LinkedIn website at: http://investors.linkedin.com/. Kothari and Gupta blogged about the acquisition at http://www.pulse.me/linkedin.

About LinkedIn

Founded in 2003, LinkedIn connects the world's professionals to make them more productive and successful. With more than 200 million members worldwide, including executives from every Fortune 500 company, LinkedIn is the world's largest professional network on the Internet. The company has a diversified business model with revenue coming from Talent Solutions, Marketing Solutions and Premium Subscriptions. Headquartered in Silicon Valley, LinkedIn also has offices across the globe.

The LinkedIn logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11096

Forward Looking Statements

This press release contains forward-looking statements related to LinkedIn, Pulse, and the potential benefits of the acquisition, including statements regarding future product plans and strategies and the timing of closing. Actual events or results may differ materially from those contained in the forward-looking statements due to risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to, risks associated with: our ability to successfully integrate Pulse and its technology and personnel; execution of our plans and strategies, including with respect to mobile products and features; demand for content consumption products; and other important factors that could cause results of the acquisition and related transactions to differ materially from those contained in LinkedIn's forward-looking statements described in the documents LinkedIn files from time to time with the SEC, including LinkedIn's most recent Form 10-K, as well as LinkedIn's future filings. Although LinkedIn believes that the expectations reflected in the forward-looking statements are reasonable, LinkedIn cannot guarantee future results, levels of activity, performance, or achievements. LinkedIn is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

-Ends-

Press contact

LinkedIn Corporate Communications Team

press@linkedin.com